Exhibit 107

Calculation of Filing Fee Table

Form S-3
(Form Type)

Ribbon Communications Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)(2)	Proposed Maximum Offering Price Per Unit(3)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, par value $0.0001 per share	457(c)	92,807,928	$2.95	$273,783,388	0.0000927	$25,379.72
Fees Previously Paid	–	–	–	–	–	–		–
Carry Forward Securities
Carry Forward Securities	–	–	–	–		–			–	–	–	–
	Total Offering Amounts					$273,783,388		$25,379.72
	Total Fees Previously Paid							–
	Total Fee Offsets							–
	Net Fee Due							$25,379.72

(1) Represents (i) 49,940,222 shares of the registrant’s common stock, par value $0.0001 per share (the “Common Stock”) issued pursuant to an Agreement and Plan of Merger, dated as of May 23, 2017, by and among Sonus Networks, Inc., Solstice Sapphire Investments, Inc., Solstice Sapphire, Inc., Green Sapphire Investments LLC, Green Sapphire LLC, GENBAND Holdings Company, GENBAND Inc. and GENBAND II, Inc., (ii) 25,796,395 shares of Common Stock issued pursuant to an Agreement and Plan of Merger, dated as of November 14, 2019, by and among the registrant, Ribbon Communications Israel Ltd., Eclipse Communications Ltd., ECI Telecom Group Ltd. and Swarth Investments Ltd. (formerly ECI Holding (Hungary) Kft) and (iii) 17,071,311 shares of Common Stock that were issued in connection with a private placement transaction.

(2) Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate number of additional shares of Common Stock as may be issuable with respect to the shares being issued hereunder as a result of a stock split, stock dividend, capitalization or similar transaction.

(3) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) of the Securities Act, based upon the average of the high and low prices for a share of the registrant’s Common Stock as reported on the Nasdaq Global Select Market on September 7, 2022.

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